Exhibit 99.2

Form of Stock Award Cancellation and Release Agreement

STOCK AWARD CANCELLATION AND RELEASE AGREEMENT

This STOCK AWARD CANCELLATION AND RELEASE AGREEMENT, dated [•], 2018 (this “Release”), is made by and among Jamba, Inc., a Delaware corporation (the “Company”), the undersigned (the “Holder”) and, solely for purposes of Sections 5 and 7, Focus Brands Inc., a Delaware corporation (“Parent”).  All capitalized terms used but not otherwise defined in this Release shall have the meanings given such terms in the Merger Agreement (defined below).

RECITALS:

WHEREAS, the Holder is the holder of the Options, Restricted Stock Units (“RSUs”), shares of Restricted Stock or other Company Stock Award set forth on Schedule A (the “Company Stock Awards”) granted pursuant to a Stock Plan;

WHEREAS, reference is made to that certain Agreement and Plan of Merger dated as of August 1, 2018 (together with all annexes, schedules and amendments thereto, the “Merger Agreement”), by and among Parent, Jay Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the Company, which provides, among other things, for Parent to commence the Offer to purchase all of the outstanding Shares and for the Merger of the Company and Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Merger Agreement provides that, at the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, each such Option shall terminate and be canceled at the Effective Time and the holder of each such Option shall be entitled to receive from the Company the Option Cash Amount in settlement of such Option as soon as practicable following the Effective Time, in accordance with the Merger Agreement (in each case which shall not include Company Options where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal);

WHEREAS, the Merger Agreement provides that, at the Effective Time, each RSU that is outstanding immediately prior thereto shall immediately and fully vest, and each such RSU shall terminate and be canceled at the Effective Time and the holder of such RSU will be entitled to receive from the Company the RSU Cash Amount in settlement of such RSU as soon as practicable following the Effective Time, in accordance with the Merger Agreement (in each case which shall not include RSUs where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal);

WHEREAS, the Merger Agreement provides that, as of immediately prior to the Offer Acceptance Time, each share of Restricted Stock that is outstanding as of immediately prior to the Offer Acceptance Time shall immediately and fully vest such that the Company’s right of reacquisition or repurchase as applicable, shall lapse in full effective immediately prior to, and contingent upon, the Offer Acceptance Time and each share of Restricted Stock shall be treated as an outstanding Share for purposes of the Merger Agreement, including for purposes of tendering pursuant to the Offer, in accordance with the Merger Agreement (in each case which shall not include Restricted Stock where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal); and

WHEREAS, as a condition to (i) the payment to the Holder of the Option Cash Amount and RSU Cash Amount, in respect of the portion of the Holder’s Unvested Options and Unvested RSUs, and (ii) the acceleration of vesting (and lapsing of the Company’s right of reacquisition or repurchase, as applicable) of each share of Restricted Stock that was outstanding immediately prior to the Offer Acceptance Time, the Holder must execute and deliver to the Company this Stock Award Cancellation and Release Letter.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Release, and intending to be legally bound hereby, each party hereby agrees:

1.                                      In consideration of the right to receive the Option Cash Amount, in accordance with the Merger Agreement, at the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest (other than Company Options where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal), each such Option shall terminate and be canceled at the Effective Time.

2.                                      In consideration of the right to receive an RSU Cash Amount, in accordance with the Merger Agreement, at the Effective Time, each RSU that is outstanding immediately prior thereto shall immediately and fully vest (other than RSUs where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal), and such RSU shall terminate and be canceled at the Effective Time .

3.                                      In consideration of the acceleration of vesting (and lapsing of the Company’s right of reacquisition or repurchase, as applicable) of each share of Restricted Stock, in accordance with the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each share of Restricted Stock that is outstanding immediately prior to the Offer Acceptance Time shall immediately and fully vest (other than Restricted Stock where the vesting of which is based in whole or in part upon the attainment of one or more performance goals, which shall become immediately vested to the extent of the actual attainment of the applicable performance goal) such that the Company’s right of reacquisition or repurchase as applicable, shall lapse in full effective immediately prior to, and contingent upon, the Offer Acceptance Time.

4.                                      The Holder acknowledges and agrees that following the Effective Time, the Holder shall no longer have any right to acquire any capital stock of the Company or the Surviving Corporation or Parent or any of their respective Affiliates or any other equity interest therein, and instead retains just the right to receive the Option Cash Amount, RSU Cash Amount or the Offer Price or the Merger Consideration, in respect of any Options, RSUs or Restricted Stock, respectively, subject to and in accordance with the terms of the Merger Agreement.

5.                                      Effective on and as of the date hereof, the Holder, on behalf of himself and all of his respective present, former, and future executors, administrators, predecessors, successors, assigns and heirs (collectively the “Releasors”), hereby irrevocably and forever, fully and finally, remises, releases, acquits and discharges the Company, and all of its respective and collective present, former and future affiliates, parents, subsidiaries, employees, officers, directors, associates, stockholders, owners, partners, members, managing members, investors, lenders, investment bankers, accountants, insurers, agents, independent contractors, consultants, attorneys, and all of their respective and collective present, former and future representatives, predecessors, successors and assigns, and any person or entity acting for or on behalf of the Company (collectively, the “Releasees”), of and from any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, expenses, liens, debt, orders, disputes, dues, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, from the beginning of time until the date hereof (collectively, the “Released Claims”), including any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, §§ 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, and the Sarbanes-Oxley Act of 2002, all as amended, and all other federal, state and local laws and regulations, that have been, could have been, or in the future can or might be asserted relating to the Releasors’ interest in or activities on behalf of the Company, and the Holder’s employment with the Company in any court, tribunal or proceeding (including any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws, or otherwise) by or on behalf of any of the Releasors, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity.

Each Releasee that is not a party to this Release is an express third party beneficiary hereof.

6.                                      The Released Claims will not include (a) any rights or claims arising under the Merger Agreement and related documents and agreements, (b) any claims relating to earned but unpaid salary, vacation or sick-pay, and any unreimbursed business expenses reimbursable under the Company’s expense reimbursement policies and procedures, in connection with the Holder’s employment with the Company or its affiliates, (c) rights to indemnification under the Company’s or any Company Subsidiary’s articles of incorporation or bylaws or under any indemnification agreement or insurance policy, (d) rights under any existing written Company severance or bonus agreement or plan to which Holder is a party in existence as of the date of this Agreement and provided to Parent prior to the date of this Agreement or (e) any claim that may not be released under applicable laws.  Nothing in this Release shall be construed to prohibit Holder from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

7.                                      The Holder represents, warrants and agrees that:

(a)                                 the Holder is the only record and beneficial owner of the Company Stock Awards, and has good and valid title to such Company Stock Awards, free and clear of any and all Liens (other than restrictions on transfer arising under any Stock Plan and applicable securities Laws);

(b)                                 the Holder has full power and authority to execute this Release, to submit, sell, assign, transfer and surrender without restriction such Company Stock Awards and to otherwise consummate the transactions contemplated by this Release;

(c)                                  this Release constitutes the legal, valid and binding obligation of the Holder and is enforceable against the Holder in accordance with its terms;

(d)                                 in executing and entering into this Release, the Holder is not relying and has not relied upon any representations, promises or statements made by anyone that are not recited, contained or embodied herein;

(e)                                  the Holder has not filed, caused to be filed, or presently is a party to any claim, complaint, action or other legal proceeding against the Company or any other Releasee in any forum or form;

(f)                                   the Holder has made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims or any part of any interest therein;

(g)                                  to the knowledge of the Holder, there is no legal proceeding threatened, against the Holder relating to the Company Stock Awards, the Merger Agreement, this Release or the transactions contemplated hereby or thereby;

(h)                                 the Holder is not aware of any act, failure to act, practice, policy, or activity of the Company or any other Releasee that he considers to be or to have been unlawful or potentially unlawful;

(i)                                     the Holder does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the sale or termination of the Company Stock Awards for which the Company, Parent or Merger Sub could become liable or obligated; and

(j)                                    neither the execution and the delivery of this Release, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof or thereof will (x) conflict with or violate any laws to which the Holder is subject (including, without limitation, any applicable securities laws) or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any person the right to accelerate, terminate, modify, or cancel or require any notice under, any agreement to which the Holder is a party or by which the Holder is bound or to which any of the Holder’s assets are subject or result in the creation or imposition of a Lien on any of the Company Stock Awards.

The Holder represents that he/she/it has not made any assignment or transfer of any claim or other matter covered by Section 5 or this Section 7 and has not filed any claim or action of any kind against any Releasee relating to any matter covered by Section 5 or this Section 7, and the Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any action of any kind against any Releasee, based upon any matter released hereby.  The Holder hereby acknowledges and intends that this release shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied, and expressly consents that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (i) relating to any claims hereinabove or (ii) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).

The Holder acknowledges and agrees (i) that the Merger Agreement has been made available to the Holder, and the Holder has had the opportunity to consult with his, her or its tax, legal and other advisors and (ii) by execution and delivery of this Release, all agreements by and between the Holder and the Company relating in any manner to the Holder’s Company Stock Awards prior to the Effective Time shall be terminated effective as of the Effective Time and shall thereafter be of no further force or effect.

8.                                      The Holder acknowledges and agrees that all payments to the Holder in consideration for the cancellation of any Company Stock Award shall be subject to all applicable federal, foreign, provincial, state and local tax withholding requirements. The Holder acknowledges that the Company makes no guarantee as to the federal, foreign, provincial, state or local income tax treatment applicable to the Company Stock Awards, that the transactions contemplated by this Release may have adverse tax consequences to the Holder and that the Company shall not indemnify or otherwise hold harmless the Holder for the tax treatment of the Company Stock Awards or any other transaction contemplated by this Release (including for any taxes, interest or penalties resulting from the fair market value determination of Shares or under Section 409A of the Code or otherwise).  In addition, the Holder acknowledges that the Holder has evaluated the implications of entering into this Release in light of the Holder’s own personal financial situation, including risks associated therewith, and that the Holder has consulted with the Holder’s personal financial, accounting, legal and tax advisors regarding the same to the extent that the Holder deemed necessary.

9.                                      Except as otherwise required by applicable law, the Holder acknowledges and agrees that he/she/it shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, any Company Subsidiary or any other Releasee, including, but not limited to, negative references to Company, any Company Subsidiary or any other Releasee’s services, policies, partners, managers, members or employees, or take any other action that may disparage Company, any Company Subsidiary or any other Releasee to the general public or the Company’s, any Company Subsidiary’s or any other Releasee’s employees, clients, suppliers or business partners.  This provision does not apply on occasions when Holder is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully.

10.                               If the Merger Agreement is terminated pursuant to Section 8.1 thereof, this Release shall be null and void and of no further force or effect.

11.                               The Holder shall, without additional consideration, execute and deliver such additional documents and take such additional actions as the Company may reasonably deem to be necessary or appropriate to more fully consummate the transactions contemplated by and effect the purposes of this Release.

12.                               The Holder additionally understands and agrees that this Release is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any other Releasee.

13.                               A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Releasors and the Releasees.

14.                               This Release shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company to discharge the Holder, or restrict the right of the Holder to terminate his or her employment with the Company.

15.                               This Release and the Merger Agreement set forth the entire understanding of the parties with regard to the matters contemplated hereunder and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by the parties or any officer, employee or representative of the parties.

16.                               “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.  “Or” is used in the inclusive sense of “and/or”.

17.                               This Release shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed solely within such State, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Delaware.

18.                               EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS RELEASE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS RELEASE.

19.                               Nothing in this Release shall confer any rights, remedies or claims upon any person or entity not a party or a permitted assignee of a party to this Release, except for the provisions of Sections 5 and 7 (which shall be for the benefit of the Releasees).

20.                               Each party shall pay its own fees and expenses in connection herewith.

21.                               If an ambiguity or question of intent or interpretation arises, this Release will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Release.

22.                               If any term, provision, agreement, covenant or restriction of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Release so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

23.                               This Release may be executed in multiple counterparts (including by means of telecopied and email PDF signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

24.                               This Release shall not be amended, altered, modified, changed or rescinded except by an instrument in writing signed by the parties hereto.

25.                               This Release shall be binding upon the parties hereto and their legal representatives, successors and assigns.

26.                               The Holder fully understands and agrees that:

(a)                                 no rights or claims are released or waived that may arise after the date this Release is signed by he/she/it; and

(b)                                 he/she/it is hereby advised to consult with an attorney before signing this Release.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Release to be executed, as of the date first above written.

JAMBA, INC.

By:
Name:
Title:

HOLDER

Name:
[Title:]

FOCUS BRANDS INC.

(solely for purposes of Sections 5 and 7)

By:
Name:
Title:

Notice to Investors

The proposed acquisition of the Company (the “tender offer”) described above has not yet commenced. This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Company stock. At the time the tender offer is commenced, Merger Sub will file a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of the Company are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they may be amended from time to time, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement will be available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC will be made available to all stockholders of the Company free of charge from the information agent for the tender offer.  The solicitation/recommendation statement and the other documents filed by the Company with the SEC will be made available to all stockholders of the Company free of charge at www.ir.jambajuice.com.

Forward-Looking Statements

Certain forward-looking statements made in this communication, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the surviving company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.  Forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict.  As a result, actual future results and trends may differ materially from what is forecast in forward-looking statements.   The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements:  (i) uncertainties as to the timing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility that prior to the completion of the transactions contemplated by the Merger Agreement, the Company’s business may experience significant disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Parent, Merger Sub and the Company, as applicable.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.